Exhibit 99.1

News Release
Analysts and Media Contact:
Dan Meziere (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2021 Third Quarter;
Affirms Fiscal 2021 Guidance
DALLAS (August 4, 2021) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its third fiscal quarter ended June 30, 2021.

Highlights
•Earnings per diluted share was $4.77 for the nine months ended June 30, 2021; $0.78 per diluted share for the third fiscal quarter.
•Consolidated net income was $616.8 million for the nine months ended June 30, 2021; $102.4 million for the third fiscal quarter.
•Capital expenditures totaled $1,358.0 million for the nine months ended June 30, 2021, with approximately 87 percent of capital spending related to system safety and reliability investments.

Outlook
•Earnings per diluted share for fiscal 2021 is expected to be in the higher end of the previously announced range of $4.90 to $5.10.
•Capital expenditures are expected to be in the range of $2.0 billion to $2.2 billion in fiscal 2021.
•The company's Board of Directors has declared a quarterly dividend of $0.625 per common share. The indicated annual dividend for fiscal 2021 is $2.50, which represents an 8.7% increase over fiscal 2020.

"With strong visibility into the remainder of the year, we continue to believe fiscal 2021 earnings will be at the higher end of our earnings guidance range of $4.90 to $5.10 per diluted share,” said Kevin Akers, President and Chief Executive Officer of Atmos Energy, “and our capital expenditures are expected to be in the range of $2.0 billion to $2.2 billion for this fiscal year."
Results for the Three Months Ended June 30, 2021
Consolidated operating income decreased $5.6 million to $133.4 million for the three months ended June 30, 2021, from $139.0 million in the prior-year quarter. Rate case outcomes in both segments were more than offset by increased depreciation and property tax expenses, timing of system maintenance, the refund of excess deferred income taxes to customers and increased bad debt expense in our distribution segment.
Distribution operating income increased $5.6 million to $68.1 million for the three months ended June 30, 2021, compared with $62.5 million in the prior-year quarter. The increase primarily reflects a net $25.4 million increase in rates, an $8.9 million increase in weather and consumption, partially offset by a $12.7 million increase in bad debt expense, a $9.3 million increase in depreciation and property tax expenses associated with increased capital investments, a $3.2 million increase in pipeline maintenance and other activities and a $2.6 million increase in employee related costs.
Pipeline and storage operating income decreased $11.3 million to $65.3 million for the three months ended June 30, 2021, compared with $76.5 million in the prior-year quarter. This decrease is primarily attributable to a $14.4 million increase in rates that was more than offset by a $10.0 million decrease due to the refund of excess deferred income taxes to customers, an $8.4 million increase in system maintenance expenses primarily due to timing, a $3.4 million increase in depreciation and property tax expenses due to increased capital investments, and a $1.7 million decrease in through system revenues.
Results for the Nine Months Ended June 30, 2021
Consolidated operating income increased $90.7 million to $814.0 million for the nine months ended June 30, 2021, compared to $723.3 million in the prior year, which primarily reflects rate outcomes in both segments and customer growth in our distribution segment, partially offset by higher bad debt expense and lower service order revenue in our distribution segment, lower through system revenue in our pipeline and storage segment and increased depreciation and property tax expenses.
Distribution operating income increased $84.6 million to $580.9 million for the nine months ended June 30, 2021, compared with $496.3 million in the prior year. The increase reflects a net $128.1 million increase in rates and customer growth of $15.0 million, partially offset by a $31.3 million increase in depreciation and property tax expenses associated with increased capital investments, increased bad debt expense of $21.5 million and an $8.6 million decrease in service order revenues.
Pipeline and storage operating income increased $6.2 million to $233.1 million for the nine months ended June 30, 2021, compared with $226.9 million in the prior year. This increase is primarily attributable to a $41.9 million increase from our GRIP filings approved in fiscal 2020 and 2021, partially offset by a $14.9 million increase in depreciation and property tax expenses due to increased capital investments, a $16.6 million decrease due to the refund of excess deferred income taxes to customers and a $6.5 million decrease in through system revenues.
Capital expenditures decreased $47.7 million to $1,358.0 million for the nine months ended June 30, 2021, compared with $1,405.7 million in the prior year, primarily as a result of timing of spending.
For the nine months ended June 30, 2021, the company generated negative operating cash flow of $1,158.5 million, a $2,054.0 million decrease compared with the nine months ended June 30, 2020. The year-over-year decrease is primarily the result of gas costs incurred during Winter Storm Uri.
Our equity capitalization ratio at June 30, 2021 was 51.5%, compared with 60.0% at September 30, 2020, due to the issuance of $600 million of 1.50% senior notes in October 2020 and a $2.2 billion debt issuance in March 2021 in order to finance gas costs incurred during Winter Storm Uri. Excluding the $2.2 billion of incremental financing, our equity capitalization ratio would have been 60.2% at June 30, 2021.

Conference Call to be Webcast August 5, 2021
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2021 third quarter financial results on Thursday, August 5, 2021, at 10:00 a.m. Eastern Time. The domestic telephone number is 877-407-3088 and the international telephone number is 201-389-0927. Kevin Akers, President and Chief Executive Officer, and Chris Forsythe, Senior Vice President and Chief Financial Officer, will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.
Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or any of the company’s other documents or oral presentations, the words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “objective”, “plan”, “projection”, “seek”, “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this presentation, including the risks relating to regulatory trends and decisions, the company’s ability to continue to access the credit and capital markets, and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These risks and uncertainties include the following: federal, state and local regulatory and political trends and decisions, including the impact of rate proceedings before various state regulatory commissions; increased federal regulatory oversight and potential penalties; possible increased federal, state and local regulation of the safety of our operations; the impact of greenhouse gas emissions or other legislation or regulations intended to address climate change; possible significant costs and liabilities resulting from pipeline integrity and other similar programs and related repairs; the inherent hazards and risks involved in distributing, transporting and storing natural gas; the availability and accessibility of contracted gas supplies, interstate pipeline and/or storage services; increased competition from energy suppliers and alternative forms of energy; adverse weather conditions; the impact of climate change; the inability to continue to hire, train and retain operational, technical and managerial personnel; increased dependence on technology that may hinder the Company's business if such technologies fail; the threat of cyber-attacks or acts of cyber-terrorism that could disrupt our business operations and information technology systems or result in the loss or exposure of confidential or sensitive customer, employee or Company information; natural disasters, terrorist activities or other events and other risks and uncertainties discussed herein, all of which are difficult to predict and many of which are beyond our control; the capital-intensive nature of our business; our ability to continue to access the credit and capital markets to execute our business strategy; market risks beyond our control affecting our risk management activities, including commodity price volatility, counterparty performance or creditworthiness and interest rate risk; the concentration of our operations in Texas; the impact of adverse economic conditions on our customers; changes in the availability and price of natural gas; increased costs of providing health care benefits, along with pension and postretirement health care benefits and increased funding requirements; and the outbreak of COVID-19 and its impact on business and economic conditions.

Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, the company undertakes no obligation to update or revise any of our forward-looking statements whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
Due to the passage of Kansas House Bill 2585 on June 1, 2020, we remeasured our deferred tax liability and updated our state deferred tax rate in the third quarter of fiscal 2020. As a result, we recorded a non-cash income tax benefit of $21.0 million for the three and nine months ended June 30, 2020. Due to the non-recurring nature of this benefit, we believe that net income and diluted net income per share before the non-cash income tax benefit provide a more relevant measure to analyze our financial performance than net income and diluted net income per share in order to allow investors to better analyze our core results and allow the information to be presented on a comparative basis to the prior year. Accordingly, the discussion and analysis of our financial performance herein will reference adjusted net income and adjusted diluted net income per share, non-GAAP measures, which are calculated as follows:

	Three Months Ended June 30
	2021	2020	Change
	(In thousands, except per share data)
Net income	$102,411	$117,791	$(15,380)
Non-cash income tax benefit	—	(20,962)	20,962
Adjusted net income	$102,411	$96,829	$5,582

Diluted net income per share	$0.78	$0.96	$(0.18)
Diluted EPS from non-cash income tax benefit	—	(0.17)	0.17
Adjusted diluted net income per share	$0.78	$0.79	$(0.01)

	Nine Months Ended June 30
	2021	2020	Change
	(In thousands, except per share data)
Net income	$616,843	$536,110	$80,733
Non-cash income tax benefit	—	(20,962)	20,962
Adjusted net income	$616,843	$515,148	$101,695

Diluted net income per share	$4.77	$4.37	$0.40
Diluted EPS from non-cash income tax benefit	—	(0.17)	0.17
Adjusted diluted net income per share	$4.77	$4.20	$0.57
About Atmos Energy
Atmos Energy Corporation, an S&P 500 company headquartered in Dallas, is the country’s largest natural gas-only distributor. We safely deliver reliable, affordable, efficient and abundant natural gas to more than 3 million distribution customers in over 1,400 communities across eight states located primarily in the South. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities. Atmos Energy manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.
This news release should be read in conjunction with the attached unaudited financial information.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Three Months Ended June 30
(000s except per share)	2021	2020
Operating revenues
Distribution segment	$558,750	$435,308
Pipeline and storage segment	162,987	158,008
Intersegment eliminations	(116,184)	(100,321)
	605,553	492,995
Purchased gas cost
Distribution segment	202,050	126,093
Pipeline and storage segment	691	(11)
Intersegment eliminations	(115,871)	(100,010)
	86,870	26,072
Operation and maintenance expense	184,470	149,460
Depreciation and amortization	119,348	107,104
Taxes, other than income	81,475	71,324
Operating income	133,390	139,035
Other non-operating income	5,887	7,235
Interest charges	20,962	19,580
Income before income taxes	118,315	126,690
Income tax expense	15,904	8,899
Net income	$102,411	$117,791

Basic net income per share	$0.78	$0.96
Diluted net income per share	$0.78	$0.96
Cash dividends per share	$0.625	$0.575
Basic weighted average shares outstanding	131,358	123,026
Diluted weighted average shares outstanding	131,486	123,032

	Three Months Ended June 30
Summary Net Income by Segment (000s)	2021	2020
Distribution	$53,289	$58,899
Pipeline and storage	49,122	58,892
Net income	$102,411	$117,791

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Statements of Income	Nine Months Ended June 30
(000s except per share)	2021	2020
Operating revenues
Distribution segment	$2,718,074	$2,196,817
Pipeline and storage segment	476,868	452,421
Intersegment eliminations	(355,836)	(303,015)
	2,839,106	2,346,223
Purchased gas cost
Distribution segment	1,304,269	942,586
Pipeline and storage segment	(440)	290
Intersegment eliminations	(354,890)	(302,053)
	948,939	640,823
Operation and maintenance expense	479,488	449,529
Depreciation and amortization	353,269	318,082
Taxes, other than income	243,376	214,535
Operating income	814,034	723,254
Other non-operating income	14,793	9,133
Interest charges	69,068	68,980
Income before income taxes	759,759	663,407
Income tax expense	142,916	127,297
Net income	$616,843	$536,110

Basic net income per share	$4.77	$4.38
Diluted net income per share	$4.77	$4.37
Cash dividends per share	$1.875	$1.725
Basic weighted average shares outstanding	129,185	122,352
Diluted weighted average shares outstanding	129,229	122,463

	Nine Months Ended June 30
Summary Net Income by Segment (000s)	2021	2020
Distribution	$439,317	$375,720
Pipeline and storage	177,526	160,390
Net income	$616,843	$536,110

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	June 30,	September 30,
(000s)	2021	2020
Net property, plant and equipment	$14,477,749	$13,355,347
Cash and cash equivalents	524,621	20,808
Accounts receivable, net	291,122	230,595
Gas stored underground	99,469	111,950
Other current assets	200,154	107,905
Total current assets	1,115,366	471,258
Goodwill	731,257	731,257
Deferred charges and other assets	2,991,063	801,170
	$19,315,435	$15,359,032

Shareholders' equity	$7,773,758	$6,791,203
Long-term debt	7,128,505	4,531,779
Total capitalization	14,902,263	11,322,982
Accounts payable and accrued liabilities	280,352	235,775
Other current liabilities	581,722	546,461
Current maturities of long-term debt	200,442	165
Total current liabilities	1,062,516	782,401
Deferred income taxes	1,667,784	1,456,569
Regulatory excess deferred taxes	587,680	697,764
Deferred credits and other liabilities	1,095,192	1,099,316
	$19,315,435	$15,359,032

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Nine Months Ended June 30
(000s)	2021	2020
Cash flows from operating activities
Net income	$616,843	$536,110
Depreciation and amortization	353,269	318,082
Deferred income taxes	144,195	137,996
One-time income tax benefit	—	(20,962)
Other	378	5,935
Changes in Winter Storm Uri regulatory asset	(2,088,536)	—
Changes in other assets and liabilities	(184,616)	(81,675)
Net cash provided by (used in) operating activities	(1,158,467)	895,486
Cash flows from investing activities
Capital expenditures	(1,357,960)	(1,405,673)
Debt and equity securities activities, net	(2,363)	(692)
Other, net	8,006	6,098
Net cash used in investing activities	(1,352,317)	(1,400,267)
Cash flows from financing activities
Net decrease in short-term debt	—	(464,915)
Proceeds from issuance of long-term debt, net of premium/discount	2,797,346	999,450
Net proceeds from equity offering	460,678	358,047
Issuance of common stock through stock purchase and employee retirement plans	12,121	14,125
Cash dividends paid	(241,260)	(210,674)
Debt issuance costs	(14,288)	(7,738)
Net cash provided by financing activities	3,014,597	688,295
Net increase in cash and cash equivalents	503,813	183,514
Cash and cash equivalents at beginning of period	20,808	24,550
Cash and cash equivalents at end of period	$524,621	$208,064

	Three Months Ended June 30		Nine Months Ended June 30
Statistics	2021	2020	2021	2020
Consolidated distribution throughput (MMcf as metered)	76,128	69,162	395,841	372,590
Consolidated pipeline and storage transportation volumes (MMcf)	153,166	153,652	428,331	453,646
Distribution meters in service	3,387,451	3,322,332	3,387,451	3,322,332
Distribution average cost of gas	$4.89	$3.24	$4.73	$3.66
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